Exhibit 10.4

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment is entered into by and between Biocept, Inc., a Delaware corporation (the “Company”), and Michael W. Nall (“Executive”), and shall be effective as of November 6, 2015 (the “Amendment Effective Date”).

Whereas, the Company and Executive are parties to an Employment Agreement, effective as of August 26, 2013 (the “Employment Agreement”); and

Whereas, the Company and the Executive now desire to amend the Employment Agreement as set forth herein.

Now, Therefore, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows (capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement):

1.Amendment of Section 4(g) "Stock Award Acceleration".  Section 4(g) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

"(g) Stock Award Acceleration

(i)  In the event of a Change of Control, if the surviving corporation or acquiring corporation (or its parent company) in such Change of Control does not assume or continue Executive's then-outstanding Stock Awards or substitute similar stock awards for such Stock Awards, then all previously unvested Stock Awards shall vest and become exercisable (as applicable) immediately prior to such Change of Control, provided that Executive is providing continued service to the Company as of  immediately prior to such Change of Control.

In addition, solely with respect to Executive's Stock Awards granted prior to pre-Amendment Effective Date (the "Pre-Amendment Stock Awards"), in the event of a Change of Control where such Pre-Amendment Stock Awards are not fully accelerated pursuant to the first sentence of this Section 4(g)(i), (A) the vesting and/or exercisability of fifty percent (50%) of the Executive’s outstanding unvested Pre-Amendment Stock Awards shall be automatically accelerated on the date of a Change of Control, and (B) the remaining unvested Pre-Amendment Stock Awards shall vest and/or become exercisable on the first to occur of (1) the first anniversary of such Change of Control, or (2) the date of Executive’s termination of employment as a result of Executive’s discharge by the Company without Cause or by reason of Executive’s resignation for Good Reason.

(ii)  In the event of Executive’s termination of employment as a result of Executive’s discharge by the Company without Cause or by reason of Executive’s resignation for Good Reason, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of Executive’s termination of employment as to the number of Stock Awards that would vest over the twelve (12) month period following the date of Executive’s termination of employment had Executive remained continuously employed by the Company during such period.

(iii)  In the event that during the 10-day period before a Change of Control or during the 12-month period following a Change of Control, Executive's employment is terminated either as a result of Executive's discharge by the Company (or successor(s) thereto) without Cause or by reason of Executive's resignation for Good Reason, then the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be automatically accelerated on the date of Executive’s termination or resignation of employment, as applicable.

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(iv)  The foregoing provisions of this Section 4(g) are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award."

2.Amendment of Section 10 "Miscellaneous".   A new Section 10(o) shall be added to Section 10 of the Employment Agreement as follows:

"(o) Code Section 280G.

(i)  If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(ii)  Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive's right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 10(o) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 10(o) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of clause (x) of Section 10(o), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence."

3.Miscellaneous.

(a)Except as specifically provided for in this Employment Agreement Amendment, the terms of the Employment Agreement shall be unmodified and shall remain in full force and effect. In the event that any provision of this Employment Agreement Amendment and the Employment Agreement conflict, the provision of this Employment Agreement Amendment shall govern.

(b)This Employment Agreement Amendment will be effective upon the Amendment Effective Date.

(c)This Employment Agreement Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and

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the same instrument.  This Employment Agreement Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. For the avoidance of doubt, the Employment Agreement Amendment shall become part of the Employment Agreement and therefore subject to its terms, including but not limited to Section 8 thereof.

(Signature Page Follows)

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In Witness Whereof, the parties have executed this Employment Agreement Amendment as of the date first set forth above.

BIOCEPT, INC.
By:	/s/ David F. Hale
Name:	David F. Hale
Title:	Chairman of the Board

EXECUTIVE
/s/ Michael W. Nall
Print Name: Michael W. Nall

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